                                                                  EXHIBIT 10(ad)


                       ASSET PURCHASE/SETTLEMENT AGREEMENT


                                  BY AND AMONG


                 HEM-ONC ASSOCIATES OF THE TREASURE COAST, P.A.
                       A FLORIDA PROFESSIONAL ASSOCIATION

                                 ALAN S. COLLIN
                              NICHOLAS O. IANNOTTI
                                 PAUL M. SWANSON
                               MICHAEL S. WERTHEIM

                                       AND

                             RESPONSE ONCOLOGY, INC.
                             A TENNESSEE CORPORATION

                                       AND

                              ANTHONY M. LAMACCHIA





                                      DATED

                                 MARCH 15, 2002

                                TABLE OF CONTENTS

RECITALS...................................................................................1
1.    Purchased Assets.....................................................................2
   (a)      Tangible Personal Property.....................................................2
   (b)      Contracts......................................................................2
   (c)      Prepaids.......................................................................3
   (d)      Records........................................................................3
   (e)      Practice Name..................................................................3
2.    Termination of Service Agreement/Settlement of all Claims............................3
   (a)      Termination of Service Agreement...............................................3
   (b)      Modification of Service Fee....................................................3
3.    Purchased Assets - Free and Clear of Liens/Release of Liens on Hem-Onc's Assets......4
4.    Purchase Price.......................................................................5
   (a)      Purchased Assets Consideration.................................................5
   (b)      Consideration for Termination of Agreement and Settlement of Claims............5
5.    Payments of the Purchase Price.......................................................6
   (a)      Payments at Closing............................................................6
   (b)      Response Payments..............................................................6
   (c)      Escrow.........................................................................6
   (d)      Prorations.....................................................................7
   (e)      Payment of Post-Petition Accrued Clinic Expenses...............................7
   (f)      Closing Date and Place/Closing Deliveries......................................8
6.    Payment Reconciliation...............................................................8
   (a)      Final Reconciliation...........................................................8
   (b)      Reconciliation Payments/Payment Credits........................................9
   (c)      Dispute Resolution............................................................10
   (d)      Purpose of Reconciliation.....................................................10
7.    Payment of Certain Expenses at or after Closing.....................................11
8.    No Assumption of Liabilities........................................................12
9.    Mutual Releases.....................................................................12
   (a)      Response's/LaMacchia's Releases...............................................12
   (b)      Hem-Onc's/Stockholders' Releases..............................................12
   (c)      Dismissal of Suits............................................................12
10.      Certain Covenants of the Parties/Court Approval..................................13
   (a)      Termination of Employment.....................................................13
   (b)      Bankruptcy Court Approval.....................................................13
11.      Management of Medical Practice...................................................14
   (a)      Response's Covenants..........................................................15
   (b)      Hem-Onc's/Stockholders' Covenants.............................................16
12.      Conditions of Closing............................................................16
   (a)      Compliance with Covenants of Parties..........................................17
   (b)      Approval of Agreement.........................................................17
   (c)      Representations and Warranties of the Parties.................................17
   (d)      New Leases for Certain Purchased Assets.......................................17
13.      No Bids..........................................................................17

14.      Access to Records................................................................18
   (a)      Hem-Onc Access................................................................18
   (b)      Response Access...............................................................18
15.      Payment of Costs by Parties......................................................18
16.      Public Announcement/Confidentiality..............................................18
17.      Governing Law....................................................................18
18.      Banks' Approval..................................................................19
19.      Miscellaneous....................................................................19
   (a)      Survival......................................................................19
   (b)      Further Actions...............................................................19
   (c)      Amendments....................................................................19
   (d)      Notices.......................................................................20
   (e)      Binding/Assignment............................................................21
   (f)      Severability..................................................................21
   (g)      No Third Party Beneficiaries..................................................21
   (h)      No Strict Construction........................................................22
   (i)      Captions......................................................................22
   (j)      Complete Agreement............................................................22
   (k)      Counterparts..................................................................22
   (l)      Tax Allocation................................................................22
20.      Definitions......................................................................22

                                    SCHEDULES

Schedule 1           Leases, contracts and Agreements of Response as of December 31, 2001 with respect to Hem-Onc

Schedule 2           Balance Sheet of Response as of December 31 2001

Schedule 5(f)        Closing/Closing Deliveries

Schedule 12(c)       Representations and Warranties

                       ASSET PURCHASE/SETTLEMENT AGREEMENT

        THIS ASSET PURCHASE/SETTLEMENT AGREEMENT (the "Agreement") is made as of this 15th day of March, 2002, by and among HEM-ONC ASSOCIATES OF THE TREASURE COAST, P.A., a Florida professional association ("Hem-Onc"), ALAN S. COLLIN ("Collin"), NICHOLAS O. IANNOTTI ("Iannotti"), PAUL M. SWANSON ("Swanson") and MICHAEL S. WERTHEIM ("Wertheim") (Collin, Iannotti, Swanson and Wertheim are sometimes referred to herein, individually, as a "Stockholder" and, collectively, as the "Stockholders"), and RESPONSE ONCOLOGY, INC., a Tennessee corporation ("Response") and ANTHONY M. LAMACCHIA ("LaMacchia").

                                    RECITALS

        WHEREAS, Response furnishes Hem-Onc with certain facilities, equipment, supplies, support personnel and management, practice development and financial advisory services pursuant to that certain Service Agreement, dated as of October 1, 1996 (the "Service Agreement") by and between Response, a former wholly-owned subsidiary of Response, Hem-Onc and the Stockholders; and

        WHEREAS, the Stockholders are the sole shareholders of Hem-Onc and LaMacchia is the President and Chief Executive Officer of Response, and the Stockholders and LaMacchia are members of that certain Oversight Committee created under the Service Agreement to oversee the operation of Hem-Onc's medical practice; and

        WHEREAS, Response and certain of its wholly-owned affiliates are debtors in possession under cases (the "Bankruptcy Case") filed under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") on March 29, 2001, in the United States Bankruptcy Court for the Western District of Tennessee (the "Bankruptcy Court"), and jointly administered under Case Number 01-24607 DSK; and

        WHEREAS, a variety of material disputes have arisen between Hem-Onc and the Stockholders, on one hand, and Response and LaMacchia, on the other hand, some or most of which are the subject of an adversary proceeding, number 01-0502-DSK (the "Adversary Proceeding") or are included within various contested matters pending in the Bankruptcy Case, including Hem-Onc's proof of claims submitted in connection therewith; and

        WHEREAS, the parties desire to settle all disputes between the parties and in connection therewith, terminate the Service Agreement and cause Response to sell to Hem-Onc certain of Response's tangible personal property, leasehold improvements, leases, agreements and contracts and certain of Response's books, records and rights, which relate to Hem-Onc, in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements of the parties hereto as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Purchased Assets. On the terms of and subject to the conditions of this Agreement, on the Closing Date (as defined herein), Hem-Onc shall purchase from Response, and Response shall sell, convey, assign, transfer and deliver to Hem-Onc, all or substantially all tangible personal property and leasehold improvements of Response which as of the Closing Date, pursuant to the Service Agreement, are used exclusively by, or made available for the exclusive use of, Hem-Onc in connection with its medical practice, together with certain books, records, rights to certain prepayments and deposits, and leases, agreements and contracts of Response which are used or useful in connection with the operation of Hem-Onc's medical practice, as more particularly described as follows:

        (a) Tangible Personal Property. All tangible personal and real property--furniture, fixtures, equipment, and leasehold improvements and real property (the "Acquired Assets")--owned or leased by Response as of the Closing Date (as defined below), including inventory and supplies and Response's interests in leased real property, which, pursuant to the Service Agreement, are used or held for use exclusively in the operation of Hem-Onc's medical practice and which were acquired by Response to satisfy certain of its obligations under the Service Agreement.

        (b) Contracts.

                (i) Those leases, contracts and agreements to which Response is a party and which are described on Schedule 1 attached hereto (but, only to the extent and only with respect to the provisions thereof which relate to assets or property used or held for use exclusively by Hem-Onc), together with such additional leases, contracts or agreements of Response expressly agreed to be assumed by Hem-Onc (collectively, all such leases, contracts and agreements are referred to as the "Assigned Contracts"), including maintenance agreements for the Acquired Assets, software license agreements for software used exclusively in connection with Hem-Onc's medical practice, which are in existence as of Closing and which were entered into by Response solely to satisfy certain of its obligations under the Service Agreement, together with all rights of Response under the Assigned Contracts, including rights to licensed software. All Assigned Contracts shall be current as of Closing.

                (ii) With regard to the real property leases (individually, a "Real Property Lease" and, collectively, the "Real Property Leases") included within the Assigned Contracts, Response, Hem-Onc and the Stockholders aver that, to their knowledge, no claims or cure obligations exist with respect thereto. Notwithstanding anything herein to the contrary, Hem-Onc and the Stockholders agree to use their reasonable efforts to obtain at or before Closing representations or agreements, as the case may be, from each of the "landlords" under each Real Property Lease to the effect that: (1) no claims or cure obligations exist under each said Real Property Lease; or (2) if any claim or cure obligation exists with respect to any such Real Property Lease, such claims or cures shall be waived in full by each such landlord. If any such claims or cure obligations do exist, and the applicable landlord does not waive the same, then Hem-Onc agrees to pay such claim or cure obligation, but only to the extent known as of Closing and only to the extent that Hem-Onc receives a credit towards payment of the Purchase Price (as defined below) as a result of such agreement to pay.

        (c) Prepaids. All rights of Response, as of Closing, to all prepayments of Clinic Expenses (as defined in the Service Agreement), prepaid service contracts (to the extent such contracts are included in the Assigned Contracts) and all deposits paid by Response under the Assigned Contracts or with respect to goods or services provided to or on behalf of Hem-Onc, which are described (or are of the type described) on Response's balance sheet (the "Balance Sheet") for its Hem-Onc operations, dated December 31, 2001, a copy of which is attached hereto as Schedule 2 (the "Assigned Prepayments").

        (d) Records. All lists and records of Response pertaining to suppliers, vendors, personnel and patients doing business with, providing services to or receiving medical services or goods from Hem-Onc, together with all other books, ledgers, files, documents, correspondence, business analysis and records of Response of any kind and nature which relate exclusively to Hem-Onc or Hem-Onc's medical practice, to the extent the same have not already been provided to Hem-Onc through discovery in the Adversary Proceeding (the "Assigned Records").

        (e) Practice Name. All rights of Response in and to the name "Hematology Oncology Associates of the Treasure Coast", and all variations thereof (the "Assigned Name").

        The Assigned Assets, Assigned Contracts, Assigned Prepayments, Assigned Records and Assigned Name are, collectively, referred to herein as the "Purchased Assets".

     2. Termination of Service Agreement/Settlement of all Claims.

        (a) Termination of Service Agreement. For the consideration recited herein, in addition to purchasing the Purchased Assets, at Closing, the parties agree that, at and as of Closing, the Service Agreement shall terminate, and in connection therewith, effective as of Closing, all Claims (as defined below) between the parties, including, but not limited to, those raised in the Bankruptcy Case and the Adversary Proceeding, shall be waived and released. In connection with the termination of the Service Agreement, the parties expressly acknowledge and agree that all obligations of the parties thereunder, including the non-competition and non-solicitation covenants of Hem-Onc and the Stockholders, and any obligations of Hem-Onc and the Stockholders to Response with respect to the terms of the Stockholders' Employment Agreements with Hem-Onc, as otherwise set forth therein, shall terminate, in full, and shall be of no further legal force or effect.

        (b) Modification of Service Fee. In consideration of Hem-Onc's closing on the purchase of the Purchased Assets and its and the Stockholders' release of all Claims which Hem-Onc or the Stockholders have or may have had against Response, as otherwise provided in

Section 9(b) below, for all periods beginning on and after January 1, 2002 and ending on or before Closing (the "Reconciliation Period"), Response shall not be entitled to the Service Fee, as otherwise calculated for such periods in accordance with Schedule A to the Service Agreement, but instead, in lieu thereof, Hem-Onc shall only be obligated to pay or reimburse Response (without interest) as follows:

                (i) reimburse Response for all post-petition Clinic Expenses (as defined in the Service Agreement) which are incurred at any time on or after January 1, 2002, and which are actually paid by Response (from its separate funds) during the Reconciliation Period or with respect to which Response agrees to pay after Closing, to the extent it escrows money to pay the same at Closing as and to the extent set forth in
        Section 7 below; plus

                (ii) reimburse Response for all Physician Expenses (as defined in the Service Agreement) actually paid by Response (from its separate funds) during the Reconciliation Period (regardless of when such expenses are accrued); plus

                (iii) reimburse Response for all capital expenditures ("Capital Expenditures") actually paid by Response (from its separate funds) solely for the benefit of Hem-Onc during the Reconciliation Period, but only to the extent that such Capital Expenditures result in the acquisition of a new asset (not owned as of December 31, 2001), to be included in the Purchased Assets, and which were authorized or requested by Hem-Onc, in writing, during the Reconciliation Period; and

                (iv) pay Response a monthly fixed performance fee (the "Monthly Fee") of $199,735 per month (prorated for partial months) for each month (or partial month) during the Reconciliation Period; provided that, if Closing has not occurred on or before March 31, 2002 through no fault of Hem-Onc or the Stockholders, then no Monthly Fee (or any other fee in lieu thereof) shall be paid Response for services rendered under the Service Agreement with respect to the period after March 31, 2002, through Closing.

        For this purpose, Response shall be treated as paying a Clinic Expense, Physician Expense or Capital Expenditure, if paid in accordance with the terms of the Service Agreement and Response's historical payment practices, as modified in accordance with Section 11 below, and such expenses or expenditures are paid from any account or source, other than an account owned by Hem-Onc [including the Provider Receipts Account and the Provider Operating Account (as defined in Section 5.11 of the Service Agreement)]. Expenses will be deemed paid as provided in Section 6(d) below.

     3. Purchased Assets - Free and Clear of Liens/Release of Liens on Hem-Onc's Assets. The Purchased Assets will be purchased and sold at Closing (as defined herein), free and clear of all liens, claims and encumbrances. In addition, at or before Closing, Response shall release or shall have obtained an order of the Bankruptcy Court releasing, effective as of Closing, any and all liens, claims and encumbrances on any assets of Hem-Onc or the Stockholders, including Hem-Onc's Accounts Receivables (as defined in the Service Agreement) and proceeds paid Hem-Onc with respect thereto, which either secure Hem-Onc's obligations to Response under the Service Agreement or which secure any obligations of Response, including indebtedness of Response to the Banks (as defined below) or to any other creditor of Response. In furtherance thereof, on March 1, 2002, Response filed a motion seeking the approval of this Agreement by the Bankruptcy Court, including the Bankruptcy Court's approval of this Agreement under Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and Sections 105, 363 and 365 of the Bankruptcy Code.

     4. Purchase Price. The "Purchase Price" (as defined herein) shall equal $3,093,725. The Purchase Price represents the sum of: (x) the purchase price for the Purchased Assets, as set forth in Section 4(a) below; and (y) the consideration payable by Hem-Onc to Response: (1) in connection with the termination of the Service Agreement and the settlement of all Claims [other than the Avoidance Claim (as defined below)]; and (2) in connection with the settlement of the Avoidance Claim, both as set forth in Section 4(b) below:

        (a) Purchased Assets Consideration. The purchase price for the Purchased Assets shall equal $810,270, representing the book value of such assets as of December 31, 2001, as determined in accordance with generally accepted accounting principles ("GAAP"), and consistent with Response's historical accounting practices, consistently applied, as set forth in the Balance Sheet.

        (b) Consideration for Termination of Agreement and Settlement of Claims.

                (i) The aggregate amount payable by Hem-Onc and the Stockholders for the termination of the Service Agreement and the settlement of all Claims (including the Avoidance Claim), as otherwise required by this Agreement, shall equal $2,283,455.00. This sum (hereinafter the "Settlement Amounts") represents the outstanding balance (principal only) of advances paid by Response to or for the benefit of Hem-Onc, and the aggregate accrued, but unpaid, Service Fee (calculated in accordance with Schedule A to the Service Agreement), as of December 31, 2001, plus the settlement of the Avoidance Claim.

                (ii) As part of the consideration for the termination of the Service Agreement and the settlement of all Claims (that is, as part of the $2,283,455.00 Settlement Amounts), Hem-Onc agrees to pay Response $476,605.50 in full satisfaction of Response's claim for the same amount based on Response's contention that Hem-Onc transferred that amount to itself after the filing of Response's Bankruptcy Case on March 29, 2001 (the "Avoidance Claim"). For purposes of the settlement effected by this Agreement, the parties agree that the Avoidance Claim is deemed recoverable by Response pursuant to Chapter 5 of the Bankruptcy Code, and that, pursuant to this Agreement, the Avoidance Claim shall be deemed recovered by Response for its bankruptcy estate pursuant to Bankruptcy Code Section 550, upon payment of the Purchase Price.

     5. Payments of the Purchase Price.

        (a) Payments at Closing. The Purchase Price [subject to credits toward payment of the Purchase Price to which Hem-Onc is entitled, as set forth herein, including, if applicable, in accordance with Section 6(b) below if the Final Reconciliation (as defined therein) is completed as of Closing], shall be paid as follows:

                (i) at Closing, Hem-Onc will assume the then aggregate outstanding capital lease obligations of Response to "Trimarc" and "GE Medical" under the capital leases described on Schedule 1 (each a "Capital Lease" and, collectively, the "Capital Leases"), by and between Response and Trimarc Financial, Inc. and GE Medical Systems, Inc. Hem-Onc will receive a credit at Closing towards the payment of the Purchase Price equal to the then outstanding principal balance due and payable under the Capital Leases (solely with respect to the leased equipment subject thereto which is or are included within the Purchased Assets); provided, that, if for any reason the Capital Leases (or either of them) (or Response's interest under either Capital Lease to the leased equipment included within the Purchased Assets), cannot be assigned, then Response shall pay, in full, at or before Closing, all amounts due under the affected Capital Lease and, in such event, Hem-Onc shall not receive a credit towards payment of the Purchase Price with respect to its assumption of the affected Capital Lease; and

                (ii) the balance of the Purchase Price (as determined after consideration of all other credits toward payment of the Purchase Price contemplated herein) shall be paid, in cash or immediately available funds, at Closing. As part of this payment of the balance of the Purchase Price (and not as an additional payment), Hem-Onc shall wire-transfer to AmSouth Bank, as Agent for the Banks (including AmSouth), an amount equal to the balance of the Purchase Price payable pursuant to this Section 5(a)(ii), less the $476,605.50 payment of the Avoidance Claim, and less the funds to be escrowed by Response in accordance with Sections 5(c) and 7 below; provided, that, such escrowed funds, to the extent payable from escrow to Response, shall also be wire-transferred to AmSouth in accordance with Sections 5(c) and 7 below at the time or times and to the extent such escrowed funds are otherwise required to be disbursed to Response (as set forth in said sections). Notwithstanding anything to the contrary in this Agreement, the full Avoidance Claim payment shall be made directly to Response.

        (b) Response Payments. If, as of Closing, the aggregate credits toward payment of the Purchase Price to which Hem-Onc is entitled, as provided herein [including credits pursuant to Section 5(a)(i) above and Section 6(b) below if the Final Reconciliation described in Section 6 below is completed as of Closing] exceeds the Purchase Price, then at Closing, Response shall be obligated to pay Hem-Onc, in cash or immediately available funds, an amount equal to the excess of such aggregate credits over the Purchase Price.

        (c) Escrow. If, as of Closing, the Final Reconciliation required by
Section 6 below is not completed, then out of the cash proceeds payable to Response at Closing by Hem-Onc, Response shall be obligated to escrow (the "Response Escrow"), with an escrow agent mutually acceptable to Response and Hem-Onc, and Hem-Onc shall separately deposit in escrow (the "Hem-Onc Escrow") with an escrow agent mutually acceptable to Hem-Onc and Response, such amounts as are mutually agreeable to the parties based on the adjustments that would have been made if Closing had occurred on January 31, 2002. The monies so escrowed shall be retained in escrow after Closing pending completion of and agreement to the Final Reconciliation as required by Section 6. If, as a result of the Final Reconciliation, Response shall be obligated to refund or pay monies to Hem-Onc or Hem-Onc shall be obligated to pay an additional amount to Response, then, upon written notice of such determination to the applicable escrow agent by either Response or Hem-Onc, as the case may be, such escrow agent, subject to the last sentence of this
Section 5(c), shall disburse, from the escrow created by the party obligated to make such payment to the other party the amount such party is obligated to pay pursuant to Section 6(b) below (or, shall disburse to the other party all funds held in such escrow if less than the amount due). After such disbursement, the balance of the monies held in the paying party's escrow, if any, subject to the last sentence of this Section 5(c), shall be disbursed to such party. Upon completion of and agreement to the Final Reconciliation, the party (the "Non-Paying Party") not obligated to make a payment to the other party, as set forth in Section 6(b) below, shall be immediately entitled to all monies held in the Non-Paying Party's escrow, subject to the last sentence of this subparagraph. Each of Response and Hem-Onc shall be separately responsible for the fees and costs of the escrow agent for each party's escrow and all costs of creating, maintaining and terminating the same. All monies, if any, required to be disbursed to Response in accordance with the foregoing from the Response Escrow or the Hem-Onc Escrow shall, at the time or times such monies are otherwise required to be disbursed to Response, be wire-transferred directly to AmSouth, as Agent for the Banks (including AmSouth).

        (d) Prorations. Rents, telephone charges, personal property taxes, employee wages, salaries and benefits and all other comparable expenses reasonably capable of prorations, including Accrued Clinic Expenses payable by Hem-Onc after Closing, as provided herein, shall be prorated as of the Closing Date. To the extent any proratable items are unknown as of Closing, the parties shall make their best estimate of such items at Closing. To the extent Closing prorations are based on estimated expenses, no post-Closing re-prorations shall be made should the actual amount of such estimated items vary from the amounts estimated, unless otherwise expressly agreed, in writing, by the parties. Notwithstanding the foregoing to the contrary, Response shall not be entitled to a proration credit with respect to its payment, before Closing, of any expense of Hem-Onc relating to the period after the Closing Date, if payment of such expense is taken into account in the Final Reconciliation pursuant to Section 6(a)(iii) below. Similarly, Hem-Onc shall not be entitled to a proration credit with regard to its payment, before or after Closing, of any item of expense of Response relating to the period on or before Closing if and to the extent that had Response paid such item of expense before Closing, such payment would have been taken into account in the Final Reconciliation pursuant to Section 6(a)(iii) below.

        (e) Payment of Post-Petition Accrued Clinic Expenses.

                (i) Hem-Onc agrees to pay after Closing, all post-petition Accrued Clinic Expenses (as defined below) outstanding as of Closing. For this purpose and for purposes of the Final Reconciliation, a post-petition "Accrued Clinic Expense" means a post-petition, Clinic Expense (as otherwise defined in the Service Agreement), which is accrued, but unpaid, as of the Closing Date, and which is allowed as an administrative claim in Response's bankruptcy proceeding or which would have been allowed as an administrative claim in Response's bankruptcy proceeding, but for Hem-Onc's agreement to pay the same after Closing. In no event shall a post-petition "Accrued Clinic Expense" include any interest charge, fine, penalty or damages payable with respect to a valid post-petition Clinic Expense as a result of a payment or performance breach by Response prior to Closing (under any agreement or arrangement to which Response is a party). Further, Hem-Onc's agreement to pay any post-petition Accrued Clinic Expense after Closing is also predicated on either Hem-Onc's knowledge, as of Closing, of the amounts due and owing, the payment terms and the name and address of the applicable payees with respect thereto, or Hem-Onc's receipt of a written list or written record, at a reasonable time prior to the date any such expense is due, setting forth, at a minimum, the amounts due and owing, the payment terms and the name and address of the applicable payee with respect thereto (including the date such expense would first become past due or the first date on which, if such expense were not paid, a payment default with respect to such expense would exist, whether with the passage of time, the giving of notice or both, or otherwise). For this purpose, "knowledge" of any of the Terminated Employees (as defined below) employed by Hem-Onc immediately after Closing shall be deemed to be the knowledge of Hem-Onc. In addition, in no event shall Hem-Onc pay post-petition Accrued Clinic Expenses which consist of accrued payroll, bonuses, vacation and other benefits to which the Terminated Employees (as defined herein) are entitled as of Closing, or payroll or other taxes payable after Closing with respect thereto, unless the Terminated Employees to which such expenses relate are employed by Hem-Onc immediately following Closing.

                (ii) Hem-Onc shall be entitled to a credit towards payment of the Purchase Price for those, and only for those post-petition Accrued Clinic Expenses which it pays after Closing to the extent accrued and outstanding before January 1, 2002 (including paid vacation leave for those Terminated Employees employed by Hem-Onc immediately after Closing to the extent accrued while employed by Response before January 1,
        2002), but only to the extent such expenses are included within the Settlement Amounts or in any Service Fee paid before January 1, 2002.

        (f) Closing Date and Place/Closing Deliveries. Schedule 5(f) attached hereto sets forth the date and place of Closing and the deliveries of the respective parties at Closing.

     6. Payment Reconciliation.

        (a) Final Reconciliation. In order to calculate whether the payments made by Hem-Onc to Response on and after January 1, 2002 and before Closing, considering all payments made to Response by Hem-Onc pursuant to the Service Agreement, as modified hereby during the Reconciliation Period, equals, exceeds or are less than the aggregate amounts to which Response is entitled for such period pursuant to Section 2(b) above, the parties agree to perform a final reconciliation (the "Final Reconciliation") in accordance with the following formula as of Closing or, if the information necessary to do the following calculation is not available as of Closing, as soon thereafter as is possible, but not later than seven (7) business days after the Closing Date. The Final Reconciliation shall be made in accordance with the following formula:

                (i) take the sum of all collections relating to Practice Revenues (as defined in the Service Agreement) of Hem-Onc or any other funds of Hem-Onc which are transferred or paid to Response or deposited in, transferred or swept to any bank account of Response at any time during the Reconciliation Period (the "Cash Collections"); add

                (ii) $64,108.40 (representing 100% of the Clinic Expenses incurred or accrued, but unpaid as of December 31, 2001, and with respect to which Response has been paid at or before Closing); subtract

                (iii) the sum of the post-petition Clinic Expenses (whether accrued on or before or after December 31, 2001), Physician Expenses and Capital Expenditures actually paid by Response for or on behalf of Hem-Onc during the Reconciliation Period [provided that Response is entitled to reimbursement for such Physician Expenses or Capital Expenditures in accordance with the terms of Section 2(b) above]; subtract

                (iv) the Monthly Fee actually paid or due Response for all months (or partial months) during the Reconciliation Period, as described in Section 2(b) above (such Monthly Fee to be prorated for the month in which Closing occurs, if Closing is on or before April 1,
        2002); and subtract

                (v) the Accrued Clinic Expenses, as of the Closing Date, which have been not previously paid and which are not to be paid by Hem-Onc after Closing, but only to the extent allowable as an administrative claim in Response's bankruptcy proceeding, and cash equal to such Accrued Clinic Expenses is escrowed by Response, at Closing, in accordance with the terms of Section 7 below.

        (b) Reconciliation Payments/Payment Credits. Subject to Section 6(c) below, to the extent the formula described in Section 6(a) above yields a positive number, such amount shall represent an overpayment by Hem-Onc to Response of the aggregate amounts otherwise due Response pursuant to Section 2(b) above, and Response shall remit to Hem-Onc not later than three (3) business days following completion of the Final Reconciliation, in cash or immediately available funds, an amount equal thereto; provided, that if the Final Reconciliation is agreed to and completed as of Closing, then in lieu of such payment by Response after Closing, Hem-Onc shall be entitled to a credit towards payment of the Purchase Price at Closing equal to such positive amount. If this formula yields a negative number, such negative number represents Hem-Onc's underpayment of the aggregate amounts due Response pursuant to Section 2(b) above, and Hem-Onc shall remit to Response an amount equal thereto, not later than the third business day following completion of the Final Reconciliation, which amount shall be paid by wire by Hem-Onc directly to AmSouth Bank, as Agent for the Banks (including AmSouth); provided, that if the Final Reconciliation is completed and agreed to as of Closing, such payment by Hem-Onc shall be made at Closing.

        If the Final Reconciliation is completed and agreed to after the Closing Date, then the party obligated to remit a sum to the other party, as provided above, shall cause the escrow agent of such party's escrow established in accordance with Section 5(c) above to promptly disburse to the other party (or, in the case of disbursements to Response, by wire to AmSouth as Agent for the Banks), not later than the first business day after completion of and agreement to the Final Reconciliation, an amount equal to the sum so required to be paid (or all of the monies in such party's escrow if less than such required payment), and such party shall be obligated to pay the remaining balance, if any, to the other party (or, in the case of payments to Response, shall be paid by Hem-Onc by wire to AmSouth, as Agent for the Banks) within three (3) business days following completion of the Final Reconciliation, subject to the last sentence of Section 5(c) below.

        (c) Dispute Resolution. If the parties cannot agree upon the Final Reconciliation within three (3) business days from the completion of the Final Reconciliation, then Response's designated independent accountant and Hem-Onc's designated independent accountant shall each designate an independent accountant and the two independent accountants so designated shall select a third independent accountant; the final determination of the items in dispute shall be made by a majority decision of the three independent accountants so selected. The three accountants selected shall each be a certified public accountant, who have not (and whose firm has not) previously been engaged by either party or any affiliates thereof, unless agreed by both parties. In the absence of missing or undisclosed relevant financial information, the decision of the three independent accountants will be final and binding and not subject to review of any kind. The expense of the outside independent accountants' review shall be split equally by the parties. Only the items that are in dispute shall be subject to evaluation and determination by the three independent accountants. Once the items in dispute have been so resolved, the parties shall promptly agree upon the Final Reconciliation, consistent with the party's agreement as to the undisputed items and the decision of the three independent accountants on the disputed items.

        (d) Purpose of Reconciliation. The parties acknowledge and agree that the Final Reconciliation or the items described therein, is being calculated on a cash basis and that for purposes of calculating the Final Reconciliation, the various components of the foregoing calculation [excluding Section 6(a)(ii) and
Section 6(a)(v) above] will be calculated on a cash basis consistent with the payment obligations of Hem-Onc to Response described in Section 2(b) above, instead of the accrual method of accounting. In addition, the parties agree that for the purposes of the foregoing calculation, post-petition Clinic Expenses (incurred after December 31, 2001), Physician Expenses and Capital Expenditures will be deemed paid once a check is processed and mailed by Response (or wire-transfer is sent) relating to such expenses and such expenses will continue to be the responsibility of Response after the Closing if such expenses are included in the Final Reconciliation pursuant to Sections 6(a)(iii) or (v).

        For purposes of calculating the Final Reconciliation, Cash Collections will include, in addition to all collections received and paid or transferred to Response during the Reconciliation Period, any and all collections relating to Practice Revenues which are associated with deposits in Hem-Onc's bank accounts as of December 31, 2001, and which are paid or transferred to Response or deposited or swept to a Response bank account on or after January 1, 2002.

     7. Payment of Certain Expenses at or after Closing. Response acknowledges and agrees that it shall be required to pay, in accordance with the payment terms applicable thereto, after Closing, from the Purchase Price payable, in cash or immediately available funds, to Response by Hem-Onc at Closing, all allowed post-petition Accrued Clinic Expenses which Hem-Onc has not agreed to pay after Closing. Response further acknowledges that it shall be required to pay at or before Closing, or to set aside in escrow, the amount necessary to satisfy all other expenses, obligations or liabilities, if any, of Response incurred prior to Closing, if payment thereof is required in order to release, as of Closing, any lien, claim or encumbrance on any of the Purchased Assets or on any property of Hem-Onc, including the Accounts Receivable and proceeds paid or payable with respect to the Accounts Receivable).

        Response agrees to escrow (the "Accrued Expense Escrow"), with an escrow agent mutually acceptable to Response and Hem-Onc, out of the payments of the Purchase Price made to Response at Closing by Hem-Onc, an amount equal to all such post-petition Accrued Clinic Expenses described above (and which are to be paid after Closing). The terms of the post-petition Accrued Expense Escrow shall require the applicable escrow agent to pay, from the proceeds held in escrow, all such Accrued Clinic Expenses when due or when directed by written notice from either Response or Hem-Onc. To the extent that any of such post-petition Accrued Clinic Expenses are not allowable as an administrative claim in Response's bankruptcy proceeding or the obligation to pay the same is waived or forgiven, and as a result Response is not obligated or permitted to pay the same (in whole or in part), or the amount paid is less than the amount escrowed for payment thereof, then the applicable escrow agent, upon receipt of written notice of such event from either Response or Hem-Onc, shall promptly disburse to Hem-Onc, out of the monies held in such escrow, an amount equal to such post-petition Accrued Clinic Expenses which are not allowable as an administrative claim in Response's bankruptcy proceeding or which otherwise become non-payable (or an amount equal to the excess of the amount escrowed for payment of any such expenses in excess of the amounts actually paid or due). If after all such post-petition Accrued Clinic Expenses are paid in full (and after disbursement to Hem-Onc of all escrowed funds to which it is entitled, as set forth above), there remain proceeds in escrow, subject to the following, the escrow agent shall disburse the remaining sums in escrow to Response. All monies, if any, required to be disbursed in accordance with the above from the Accrued Expense Escrow to Response shall, at the time or times such monies are otherwise required to be disbursed to Response, be wire-transferred to AmSouth, as Agent for the Banks (including AmSouth). Response shall be obligated to pay all costs and expenses of the Accrued Expense Escrow, including all fees of the applicable escrow agent related to the escrow, subject to bankruptcy court approval. Hem-Onc agrees that Response's legal counsel, Akin, Gump, Strauss, Hauer and Feld, LLP, may act as escrow agent for the Accrued Expense Escrow. For the avoidance of doubt, the amounts to be escrowed pursuant to this Section 7 are not for payment of any pre-petition Clinic Expenses, and Hem-Onc and the Stockholders waive (among other Claims) any claim for payment of unpaid pre-petition Clinic Expenses.

     8. No Assumption of Liabilities. Except as expressly provided to the contrary in this Agreement, Hem-Onc shall not assume or pay any indebtedness or liabilities of Response, fixed or contingent, known or unknown (including Clinic Expenses), which are incurred or accrued or are otherwise attributable to the period on or prior to Closing (including any liabilities of Response arising from a breach of any of the Assigned Contracts by Response at or before Closing). Hem-Onc shall expressly assume at Closing, and thereafter pay and perform, all payment and performance obligations of Response under the Assigned Contracts (or the portion thereof which relate to Purchased Assets), to the extent such obligations accrue or are attributable to the period after Closing.

     9. Mutual Releases.

        (a) Response's/LaMacchia's Releases. Upon and following Closing, each of Response and LaMacchia, both individually and in LaMacchia's capacity as President and Chief Executive Officer of Response, on behalf of each such party, each such party's successors and assigns, and on behalf of any person claiming by or through each such party, does hereby forever and absolutely release and discharge Hem-Onc, the Stockholders and each of Hem-Onc's and the Stockholders' directors, officers, shareholders, representatives, employees, agents, attorneys and affiliates, including, but not limited to, any affiliated entities (the "Affiliated Persons") from any and all claims, demands, losses, damages, causes of actions or liabilities of any kind or nature, whether known or unknown, fixed or contingent, filed, unfiled or scheduled (collectively, the "Claims"), that Response or LaMacchia now has or may have ever had from the beginning of the world to Closing against Hem-Onc, the Stockholders or any Affiliated Persons of Hem-Onc or the Stockholders, including, but not limited to, any preference or avoidance claims or any claim attributable to a violation of the automatic stay or arising out of or relating to the Bankruptcy Case, excluding only those Claims which Response or LaMacchia may have against Hem-Onc or the Stockholders arising out of or attributable to a breach of any provisions of this Agreement.

        (b) Hem-Onc's/Stockholders' Releases. Upon and following Closing, Hem-Onc and each Stockholder, both individually and in each Stockholder's respective capacities as officer or director of Hem-Onc, on behalf of each of such party, each such party's successors and assigns, and on behalf of any person claiming by or through each such party, does hereby forever and absolutely release and discharge Response, LaMacchia (both individually and in his capacity as a Response officer and director) and each of Response's and LaMacchia's Affiliated Persons from any and all Claims that Hem-Onc or any of the Stockholders now has or may have ever had from the beginning of the world to Closing against Response, LaMacchia or any Affiliated Persons of Response or LaMacchia, excluding only those Claims which Hem-Onc or any of the Stockholders may have against Response or LaMacchia arising out of or attributable to a breach of any provisions of this Agreement.

        (c) Dismissal of Suits. At Closing, each of Hem-Onc and the Stockholders, individually, on one hand, and Response and LaMacchia, individually, on the other hand, to the extent applicable, shall dismiss with prejudice the Adversary Proceeding and all claims against the opposite parties raised or which could have been raised or filed by the parties thereof in connection therewith, and any other adversary proceedings, contested matters, suits or other actions that any such parties have brought as of Closing, could have brought as of Closing or can bring at or prior to Closing against any such opposite parties (or against any such opposite parties' Affiliated Persons).

    10. Certain Covenants of the Parties/Court Approval.

        (a) Termination of Employment.

                (i) As of Closing, Response shall terminate the employment of all of its personnel who physically provide services to Hem-Onc, on behalf of Response, in accordance with the Service Agreement, at Hem-Onc's medical facilities in Florida (individually, a "Terminated Employee" and, collectively, the "Terminated Employees"). Hem-Onc and the Stockholders acknowledge their present expectation to employ immediately after Closing all or substantially all of the Terminated Employees, however, Response acknowledges that Hem-Onc shall have no obligation to hire any specific Terminated Employee.

                (ii) Prior to Closing, Hem-Onc and the Stockholders agree to use their reasonable efforts to cause all of the Terminated Employees who Hem-Onc offers to employ immediately after Closing to waive any claims that such employees have or may have against Response for severance benefits or otherwise, pursuant to a "Release" in form and content determined and prepared by Response; provided, that, neither Hem-Onc nor the Stockholders shall have any liability to Response if any such waivers are not given. Hem-Onc agrees to assume with respect to all of the Terminated Employees employed by Hem-Onc immediately after Closing, all of such Terminated Employee's unused, paid vacation leave (as of Closing) accrued while employed by Response in an amount not in excess of the aggregate amount set forth in Attachment 12(c)-I(g) attached to
        Schedule 12(c); provided, that Hem-Onc shall receive a credit towards payment of the Purchase Price in an amount equal to the dollar amount of any such unused vacation leave which accrued before January 1, 2002, to the extent included within the Settlement Amounts or in any Service Fee paid before January 1, 2002.

                (iii) Response agrees that as of Closing, all non-compete and non-solicitation obligations and covenants, if any, of Hem-Onc or the Terminated Employees hired by Hem-Onc after Closing shall terminate and be of no further legal force or effect.

        (b) Bankruptcy Court Approval.

                (i) Hem-Onc and the Stockholders acknowledge that, as a condition for closing on the transactions contemplated herein, the consent of the Bankruptcy Court must be obtained. Towards that end, Hem-Onc, Response and, by execution of a copy of this Agreement, the Banks hereby agree that they shall take any and all actions as may be reasonably necessary or desirable to cause the Bankruptcy Court to consider and approve the transactions contemplated herein at a hearing to approve the same scheduled for March 29, 2002 (as the same may be rescheduled by mutual written agreement of Hem-Onc and Response). In furtherance thereof, promptly following execution of this Agreement by all parties hereto, Response shall submit or cause to be submitted to the

        Bankruptcy Court, as a supplement to the motion Response previously filed for approval of the transactions contemplated by this Agreement, a copy of this Agreement and the schedules hereto.

                (ii) If the Bankruptcy Court does not approve this Agreement substantially in accordance with its terms, or affirmatively rejects this Agreement, then this Agreement shall automatically terminate upon the occurrence of such event (collectively "Court Rejection"), unless otherwise agreed by Hem-Onc and Response, in writing. Further, if the Bankruptcy Court has not yet ruled on the motion to approve this Agreement by April 30, 2002 or if the Bankruptcy Court's prior approval of this Agreement has been appealed and remains on appeal as of April 30, 2002 (collectively "April 30th Status"), then either party may terminate this Agreement at any time after April 30, 2002, upon delivery of written notice to other party; provided, that, neither Response nor Hem-Onc, as the case may be, shall be permitted to so terminate this Agreement if such failure to approve this Agreement by April 30, 2002, or the appeal of this Agreement which remains in effect as of April 30, 2002, arises from a breach by either party of the foregoing terms of this Section 10(b) or a breach by Response of Sections 3 or 13 hereof, or results from any willful action or inaction of such party designed to delay the approval of this Agreement. Upon termination of this Agreement, all terms of the Service Agreement, if any, that have been altered by this Agreement shall be reinstated in full force and effect as of January 1, 2002.

                (iii) The Banks shall have the right to withdraw their consent to and approval of this Agreement in the event of a Court Rejection or if the April 30th Status materializes, unless the Court Rejection or April 30th Status arises from the Banks' failure to support the transactions contemplated herein or the Banks' failure to support approval by the Bankruptcy Court of this Agreement, as otherwise required herein. Notwithstanding anything herein to the contrary, if the Banks breach their agreement to actively support the transactions contemplated herein or the Bankruptcy Court's approval of this Agreement, as described herein, then Hem-Onc shall have the right to terminate this Agreement by delivery of written notice to Response and the Banks.

                (iv) Notwithstanding anything herein to the contrary, Hem-Onc and Response agree that until the Bankruptcy Court approves this Agreement and the transactions contemplated hereby, if either Hem-Onc or Response shall be in breach of this Agreement, the other party shall have the unilateral right, exercisable by delivery of written notice to the breaching party to terminate this Agreement, without penalty.

    11. Management of Medical Practice. Subject to the terms set forth herein, the parties hereto acknowledge and agree that from the date of this Agreement through Closing, Response shall continue to manage and administer Hem-Onc's medical practice, and shall continue to provide the other services required under the Service Agreement (as hereby modified), pursuant to and in accordance with the Service Agreement, consistent with past practices; and that Hem-Onc and the Stockholders shall reasonably cooperate with Response, and Response shall reasonably cooperate with Hem-Onc and the Stockholders, as called for in this Agreement, and continue to operate Hem-Onc's medical practice in the ordinary course. In this regard, Response acknowledges that by virtue of the revisions to the Service Fee in accordance with Section 2(b) above applicable to the Reconciliation Period, Hem-Onc and the Stockholders are effectively assuming the full risk of loss to the Purchased Assets and all risks of Hem-Onc's medical practice through Closing. As such, Response agrees that from the date of this Agreement through Closing, in carrying out its duties pursuant to the Service Agreement, as modified herein, Response shall reasonably consult and cooperate with Hem-Onc and the Stockholders and abide by the reasonable directions of Hem-Onc and the Stockholders, so long as the same does not violate the provisions set forth in this Section 10(c).

        (a) Response's Covenants. In connection with the foregoing, Response expressly agrees that, without the prior written consent of Hem-Onc or the Stockholders, until Closing (or, if sooner, until termination of this Agreement), Response shall not:

                (i) advance additional monies to or on behalf of Hem-Onc out of the ordinary course of business, as established by past practice;

                (ii) acquire any additional property or equipment, except for the replacement of obsolete tangible personal property in the ordinary course, consistent with past practices and the terms of the Service Agreement; provided, that, Response shall not replace or purchase any additional laboratory or pharmacy supplies (other than what is on hand as of the date of this Agreement), except as directed, in writing, by the Stockholders [so long as such directions do not violate Section 11(b) below]; and provided, further, that Response shall not acquire any tangible personal property with a cost in excess of $10,000, or any tangible personal property (excluding tangible personal property acquired before the date of this Agreement), the cost of which, when added to all other tangible personal property acquired on or after January 1, 2002, exceeds $20,000, unless authorized, in writing, by the Stockholders;

                (iii) pledge or encumber any of the Purchased Assets or incur any indebtedness or obligations which are or will be secured by a lien on any of the Purchased Assets or on any assets of Hem-Onc, other than property that is already pledged or encumbered;

                (iv) sell, transfer or dispose of any of the Purchased Assets without the prior written consent of Hem-Onc, except for the sale, transfer or disposal of pharmacy and laboratory supplies and inventory sold or consumed in the ordinary course, consistent with past practices, and in accordance with the terms of the Service Agreement;

                (v) execute, after the date of this Agreement, any new contracts, leases or agreements with respect to Hem-Onc's medical practice or renew, extend, amend, modify, sign or pledge any existing contracts, leases and agreements included with the Assigned Contracts (or which, if in existence as of Closing, would be within the Assigned Contracts), other than the pledge of contracts, leases and agreements already pledged or collateralized; or

                (vi) alter the rate or basis of compensation paid to any of Response's employees who provide services to Hem-Onc, on behalf of Response, at Hem-Onc's facilities in Florida.

                In addition, Response agrees to use its reasonable efforts to maintain all contractual arrangements with respect to Hem-Onc's medical practice in effect as of February 27, 2002, and shall maintain all insurance obtained or maintained with respect to any assets or property used or held for use exclusively in Hem-Onc's medical practice, to the extent in place as of February 27, 2002. Response also agrees to direct or instruct its employees rendering services on Response's behalf at Hem-Onc's facility or facilities, to abide by the instructions and directions of the Stockholders with respect to the billing of services rendered by Hem-Onc and the collection of fees for services rendered and goods sold; provided, that, such instructions or directions do not violate the provisions of Section 11(b) below.

        (b) Hem-Onc's/Stockholders' Covenants. In connection therewith, Hem-Onc and Stockholders expressly agree that, without the prior written consent of Response, until Closing (or, if sooner, until termination of this Agreement), Hem-Onc and the Stockholders shall not:

                (i) fail to remit payments of all components of the Service Fee [as modified for the Reconciliation Period in accordance with Section 2(b) above] to Response consistent with past practices and the terms of the Service Agreement;

                (ii) alter their ordinary course, historical pattern of conduct in collecting and attempting to collect Accounts Receivable (unless such different conduct is intended to result in an overall increase in collections of outstanding Accounts Receivables);

                (iii) alter their ordinary course, historical pattern of conduct in billing for services rendered (including but not limited to physician and ancillary services);

                (iv) materially increase the historical patterns of the pharmaceuticals and supplies which they request Response to purchase (and shall not request extraordinary or unusual amounts of pharmaceuticals);

                (v) alter their ordinary course, historical pattern of conduct in hours of work or in treating patients (including but not limited to the number, type and financial ability of patients, and use of ancillary services); or

                (vi) approve, implement or make any capital expenditure without the written approval of Response.

    12. Conditions of Closing. Closing on the purchase and sale of the Purchased Assets is subject to satisfaction (or waiver by the adversely affected party) of each of the following:

        (a) Compliance with Covenants of Parties. Each of the parties hereto (and the Banks, with respect to its agreement set forth herein) shall have performed or complied in all material respects with all covenants and agreements of each such party required to be performed or complied by each such party under this Agreement at or prior to Closing.

        (b) Approval of Agreement. The approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court.

        (c) Representations and Warranties of the Parties. The representations and warranties of Response or Hem-Onc, as the case may be, as set forth on
Schedule 12(c) attached hereto, shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

        (d) New Leases for Certain Purchased Assets. If any of the Purchased Assets which are leased by Response are the subject of a lease which includes property in addition to such leased Purchased Assets, Hem-Onc shall have entered into an agreement for the lease of such leased Purchased Assets with the applicable lessor thereof, on terms and conditions substantially similar to those applicable to Response's lease thereof immediately before Closing.

    13. No Bids. Response represents that prior to the date of this Agreement, the bidding terminated, in the Bankruptcy Case for the Service Agreement, the Purchased Assets (or any of them) and Response's rights in and to the Service Agreement and all of such items were withdrawn from the auction of Response's assets otherwise proposed in connection with the Bankruptcy Case. Response hereby agrees that, from the date of this Agreement to Closing (or, if sooner, until termination of this Agreement), it shall not accept or solicit any bids or offers from any party for the Service Agreement, any of the Purchased Assets or any of Response's rights in and to the Service Agreement. To the extent not previously performed, upon execution of this Agreement, Response shall promptly disclose to all bidders or prospective bidders of its assets in the Bankruptcy Case of the existence of this Agreement (without sharing the contents hereof unless required by the Bankruptcy Court) and its intention to close on the transactions contemplated hereby in accordance with the terms hereof. Response and Hem-Onc, and by execution hereof, the Banks, further agree to support, without reservation, the approval of this Agreement by the Bankruptcy Court. In the event that the Bankruptcy Court does not approve this Agreement, or that any order approving this Agreement is reversed or materially modified (unless such modification is acceptable to Response and Hem-Onc): (i) this Agreement shall not be binding on any party (provided, that the provisions of Sections 15, 16 and 17 below, and the obligations of the parties pursuant thereto, as well as any liability of any party hereunder arising from a breach by any such party before such event of any of the provisions of this Agreement, shall survive such event and shall survive the termination of this Agreement, as the case may be);
(ii) no representation or warranty made in this Agreement shall be binding on any party; and (iii) Response, Hem-Onc, the Stockholders and the Banks shall each be free to take any action permissible under law or equity with respect to the Purchased Assets, the Service Agreement and all other areas or items addressed herein, including a renewal of a bidding process and proposed auction for those items.

    14. Access to Records.

        (a) Hem-Onc Access. At all times following the date of this Agreement and up to Closing (or, if sooner, until the termination of this Agreement), in furtherance of Hem-Onc's acquisition of the Purchased Assets and the termination of the Service Agreement, Response agrees to provide Hem-Onc, and its legal, accounting and financial representatives, access to and, if requested, copies of such of Response's books, records, documents and information, including contracts, leases and agreements, to the extent they relate to the Purchased Assets or Hem-Onc's medical practice, as Hem-Onc may reasonably request, from time to time, except as to those excluded from Section 1(d) above. All costs incurred in connection therewith by Hem-Onc or any of its representatives, shall be borne solely by Hem-Onc.

        (b) Response Access. Hem-Onc already possesses and owns all clinical records of its and its physicians' patients, including all patients treated at the Impact Center in Port St. Lucie, Florida. After Closing, Response or its successor shall have such reasonable access to all records within Hem-Onc's or the Stockholders' control or possession as is reasonably required for purposes of the administration of its bankruptcy estate, or as otherwise reasonably needed, subject to applicable laws or the provisions of any agreement to which Hem-Onc is subject to, including laws restricting access to confidential patient information. All costs incurred in connection therewith by Response or any of its representatives shall be borne solely by Response.

    15. Payment of Costs by Parties. Each party will be responsible for its own legal, accounting and other expenses incurred in connection with this Agreement and the transactions contemplated herein.

    16. Public Announcement/Confidentiality. Each of Hem-Onc and Response and, by execution hereof, the Banks agree that neither such party, nor each such party's Affiliated Persons, including each such party's attorneys and accountants, shall disclose the existence or content of this Agreement to any person (including disclosures to the public and disclosures to any person making or seeking to make or who is in a position to make a competing offer or bid for the Purchased Assets or Response's interest in the Service Agreement), other than disclosures reasonably necessary in connection with the Bankruptcy Case (including, without limitation, disclosures to unsecured creditors of Response, and disclosures to the United States Trustee), without the prior written consent of both Hem-Onc and Response. Notwithstanding the foregoing, any disclosures required by law, or necessary to complete the transactions contemplated by this Agreement or necessary to enforce any such party's rights hereunder may be made without the need for either party's consent. It is the specific intent of the parties hereto that in no event shall the contents of this Agreement be used by Response or any of its representatives, directly or indirectly, as support for or in formulating a competing offer or bid by any party for any of Response's assets, including the Purchased Assets or Response's interest in the Service Agreement.

    17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any and all disputes that may arise with respect to this Agreement [excluding disputes concerning the computation of the Final

Reconciliation, which disputes are to be resolved in accordance with Section 6(c) above] shall be adjudicated by the Bankruptcy Court to the extent that its jurisdiction permits, and neither party shall object to the jurisdiction of the Bankruptcy Court to hear such disputes or to its jurisdiction over their person. Response and Hem-Onc each shall have the right to seek enforcement of the other party's respective obligations to close on the transactions hereby contemplated by action for specific performance, injunction or other equitable relief filed with the Bankruptcy Court, if the other party shall be in breach of such other party's obligations with respect thereto. If the jurisdiction of the Bankruptcy Court does not permit it to adjudicate any such equitable action, then either party shall have the right to file an action for specific performance, injunction or other equitable relief with any other court of competent jurisdiction in the event of any such breach by the other party.

    18. Banks' Approval. This Agreement shall not be effective until approved by AmSouth Bank, Bank of America, N.A., and Union Planters Bank, N.A. (collectively, the "Banks"), through the Banks' agent, AmSouth Bank. In this regard, it is the expectation of the parties that this Agreement shall be executed simultaneously by all parties hereto, and the Banks, through AmSouth.

    19. Miscellaneous.

        (a) Survival. Upon the termination of this Agreement in accordance with the express terms hereof, all of the obligations of the parties set forth herein shall automatically terminate; provided, that the provisions of Sections 15, 16 and 17 hereof and obligations of the parties pursuant thereto, as well as any liability of any party hereunder arising from a breach by any such party before termination of any of the provisions of this Agreement, shall survive the termination of this Agreement. Upon Closing, the representations and warranties of the parties set forth in Schedule 12(c) shall only survive until the completion of and agreement to the Final Reconciliation and the payment of any sums due thereunder pursuant to Section 6 above.

        (b) Further Actions. Before Closing, each party hereto shall use its reasonable efforts to cause the transactions hereby contemplated to be consummated and to cause each of the conditions applicable to each such party's and the other party's obligations to close to be satisfied. In furtherance thereof, Hem-Onc and Response agree to reasonably cooperate in securing the assignment of the Capital Leases to Hem-Onc or to secure the release therefrom of the leased Purchased Assets which is subject thereto, if either such Capital Lease includes the lease of other equipment or property; and in such event, to cause the applicable lessor with respect thereto to enter into a new lease agreement with Hem-Onc at Closing for Hem-Onc's continued lease thereof after Closing, on terms and conditions substantially similar to those applicable to Response's lease of such equipment immediately before Closing. After Closing, each party hereto shall execute and deliver such further instruments and take such further actions as any other party hereto may reasonably request to effect, consummate, confirm or otherwise evidence the transfer to Hem-Onc of the Purchased Assets in accordance with the terms hereof or the other transactions contemplated herein.

        (c) Amendments. This Agreement may only be amended by written instrument signed by Hem-Onc and Response, and consented to by the Banks. No course of dealing between or among any of the parties hereto any other persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

        (d) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, three
(3) days after deposit in the U.S. mail, if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows, the next business day if sent by a nationally recognized overnight courier service and addressed as follows, or upon receipt of electronic confirmation of delivery if sent by facsimile to the respective parties' facsimile number as follows:

            If to Response or LaMacchia:

                     Response Oncology, Inc.
                     1805 Moriah Woods Boulevard
                     Memphis, Tennessee 38117
                     Attention: Anthony M. LaMacchia, President and CEO
                     Facsimile: 901-763-7045

            in each instance, with a copy to:

                     Akin, Gump, Strauss, Hauer and Feld, LLP
                     Robert S. Strauss Building
                     1333 New Hampshire Avenue--N.W.
                     Suite 400
                     Washington, District of Columbia 20036
                     Attention: James A. Barker, Jr., Esq./Sam J. Alberts, Esq.
                     Facsimile: 202-887-4288

            If to Hem-Onc or the Stockholders:

                     Hem-Onc Associates of the Treasure Coast, P.A. 1801 SE Hillmoor Drive
                     Suite B-101
                     Port St. Lucie, Florida 34952
                     Attention: Alan S. Collin, M.D., President
                     Facsimile: 561-335-5082
            and in each instance, with a copy to:

                     Dean, Mead, Minton & Klein
                     1903 South 25th Street
                     Suite 200
                     Fort Pierce, Florida 34947
                     Attention: Michael D. Minton, Esq./Joel C. Zwemer, Esq.
                     Facsimile: 561-464-7877

            If to the Banks:

                     AmSouth Bank, as Agent for the Banks
                     Special Assets Department
                     315 Deaderick Street, 8th Floor
                     Nashville, Tennessee 37237
                     Attention: John E. Adcox, Jr.
                     Title:     Vice-President
                     Facsimile: 615-736-6633

            and in each instance, with a copy to:

                     Waller, Lansden, Dortch & Davis, PLLC
                     Nashville City Center
                     511 Union Street, Suite 2100
                     Nashville, Tennessee 37219
                     Attention: Robert A. Guy, Esq./John C. Tishler, Esq.
                     Facsimile: 615-244-6804

        (e) Binding/Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party shall be assignable without prior written consent of the other parties.

        (f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall, to the extent the omission of such provision will not materially alter the substantive terms of this Agreement, be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        (g) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement to any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this

Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any rights of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

        (h) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

        (i) Captions. The captions used in this Agreement are for convenience or reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

        (j) Complete Agreement. This Agreement, including the schedules and the documents referred to herein, and that certain letter of intent, dated February 27, 2002, by and between the parties hereto and the Banks (to the extent not replaced by or inconsistent with the terms hereof), contain the complete agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        (k) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures will constitute original signatures for purposes of this Agreement; provided that the parties shall promptly exchange original signatures after the execution thereof.

        (l) Tax Allocation. The parties agree to allocate the Purchase Price among the Purchased Assets and Settlement Amounts for federal income tax purposes in accordance with the Purchased Assets' and Settlement Amounts' relative "book" values as of December 31, 2001, as reflected on the Balance Sheet; and shall make all necessary filings (including those required under Internal Revenue Code Section 1060) in accordance with that allocation.

    20. Definitions. The following described terms shall be defined as set forth in the following described sections of this Agreement (or otherwise as follows):

        (a) "Accrued Clinic Expense" is defined in Section 5(e).

        (b) "Accrued Expense Escrow" is defined in Section 7.

        (c) "Acquired Assets" is defined in Section 1(a).

        (d) "Adversary Proceeding" is defined in the fourth "Whereas" clause in the Recitals section of this Agreement.

        (e) "Affiliated Persons" is defined in Section 9(a).

        (f) "April 30th Status" is defined in Section 10(b)(ii).

        (g) "Assigned Contracts" is defined in Section 1(b)(i).

        (h) "Assigned Prepayments" is defined in Section 1(c).

        (i) "Assigned Name" is defined in Section 1(e).

        (j) "Assigned Records" is defined in Section 1(c).

        (k) "Avoidance Claim" is defined in Section 4(b)(ii).

        (l) "Balance Sheet" is defined in Section 1(c).

        (m) "Bankruptcy Case" is defined in the third "Whereas" clause in the Recitals section of this Agreement.

        (n) "Bankruptcy Court" is defined in the third "Whereas" clause in the Recitals section of this Agreement.

        (o) "Bankruptcy Rules" is defined in Section 3.

        (p) "Banks" is defined in Section 18.

        (q) "Capital Expenditures" is defined in Section 2(b)(iii).

        (r) "Capital Lease" or "Capital Leases" is defined in Section 5(a)(i).

        (s) "Cash Collections" is defined in Section 6(a)(i).

        (t) "Claims" is defined in Section 9(a).

        (u) "Closing" is defined in Schedule 5(f), attached to this Agreement.

        (v) "Closing Date" is defined in Schedule 5(f), attached to this Agreement.

        (w) "Court Rejection" is defined in Section 10(b)(ii).

        (x) "Final Reconciliation" is defined in Section 6(a).

        (y) "GAAP" is defined in Section 4(a).

        (z) "Hem-Onc" is defined in the opening paragraph to this Agreement.

        (aa) "Hem-Onc Escrow" is defined in Section 5(c).

        (bb) "LaMacchia" means Anthony M. LaMacchia.

        (cc) "Monthly Fee" is defined in Section 2(b)(iv).

        (dd) "Non-Paying Party" is defined in Section 5(c).

        (ee) "Overpayment" is defined in Section 5(b).

        (ff) "Purchased Assets" is defined in the last sentence of Section 1.

        (gg) "Purchase Price" is defined in Section 4.

        (hh) "Real Property Lease" or "Real Property Leases" is defined in
Section 1(b)(ii).

        (ii) "Reconciliation Period" is defined in Section 2(b).

        (jj) "Response" is defined in the first paragraph of this Agreement.

        (kk) "Response Escrow" is defined in Section 5(c).

        (ll) "Service Agreement" is defined in the first "Whereas" clause in the Recitals section of this Agreement.

        (mm) "Settlement Amounts" is defined in Section 4(b)(i).

        (nn) "Stockholders" is defined in the first paragraph of this Agreement.

        (oo) "Terminated Employee" or "Terminated Employees" is defined in
Section 10(a)(i).

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

                                  "HEM-ONC"

                                  HEM-ONC ASSOCIATES OF THE TREASURE COAST, P.A.


                                  By: /s/ Alan S. Collin
                                      -------------------------------
                                      Alan S. Collin, M.D., President



                                  "STOCKHOLDERS"


                                  /s/ Alan S. Collin
                                  -----------------------------------
                                  Alan S. Collin, individually


                                  /s/ Nicholas O. Iannotti
                                  -----------------------------------
                                  Nicholas O. Iannotti, individually


                                  /s/ Paul M. Swanson
                                  -----------------------------------
                                  Paul M. Swanson, individually


                                  /s/ Michael S. Wertheim
                                  -----------------------------------
                                  Michael S. Wertheim, individually



                                  "RESPONSE"

                                  RESPONSE ONCOLOGY, INC.


                                  By: /s/ Anthony M. LaMacchia
                                      -------------------------------
                                      Anthony M. LaMacchia, President


                                  "LAMACCHIA"


                                  /s/ Anthony M. LaMacchia
                                  -----------------------------------
                                  Anthony M. LaMacchia, individually

        CONSENTED TO AND APPROVED THIS 15th DAY OF MARCH, 2002.


                                       AMSOUTH, AGENT TO BANKS
                                       (including AmSouth Bank)


                                       By: /s/ John E. Adcox, Jr.
                                           ----------------------------------
                                           John E. Adcox, Jr., Vice-President